Exhibit 99.1

NSD Bancorp, Inc. Declares Second Quarter 2004 Cash Dividend

    PITTSBURGH--(BUSINESS WIRE)--May 26, 2004--The Board of Directors of NSD Bancorp, Inc. (Nasdaq:NSDB), yesterday declared a quarterly cash dividend of $0.22 per common share payable on June 30, 2004 to shareholders of record on June 16, 2004.
    NSD Bancorp, Inc. is the parent company of NorthSide Bank, which is a state-chartered, FDIC insured commercial bank with $517 million in assets at March 31, 2004. The Pittsburgh-based community bank operates twelve branch offices serving the City of Pittsburgh and northern suburbs. The Corporation's common stock is quoted on and traded through NASDAQ under the symbol NSDB. For more information visit the Corporation's website at www.nsdbancorp.com.

    CONTACT: NSD Bancorp, Inc.
             Andrew W. Hasley, 412-366-8514
             Email: ahasley@northsidebank.com
             or
             William C. Marsh, 412-366-8340
             Email: wmarsh@northsidebank.com